News Release

May 4, 2023
SSR MINING REPORTS FIRST QUARTER 2023 RESULTS
FIRST QUARTER 2023 HIGHLIGHTS (1)
•ATTRIBUTABLE & ADJUSTED ATTRIBUTABLE DILUTED EARNINGS PER SHARE OF $0.14 AND $0.10, RESPECTIVELY
•Q1 PRODUCTION OF 147 THOUSAND GOLD EQUIVALENT OUNCES AT COST OF SALES OF $1,289 AND AISC OF $1,693 PER OUNCE
•YEAR-TO-DATE PRODUCTION AND COST METRICS ON TRACK FOR FULL-YEAR CONSOLIDATED GUIDANCE TARGETS
•RELEASED ROLLING THREE-YEAR OUTLOOK CONFIRMING 700 THOUSAND GOLD EQUIVALENT OUNCE PLATFORM
•COMMENCED INITIAL STRIPPING ACTIVITIES AT ÇAKMAKTEPE EXTENSION PROJECT, FIRST GOLD PRODUCTION ON TRACK IN 2023
•EXECUTION OF CAPITAL RETURNS PROGRAM CONTINUED WITH $47 MILLION RETURNED TO SHAREHOLDERS IN 2023
•POSITIVE EXPLORATION RESULTS FROM PUNA HIGHLIGHTED OPPORTUNITIES FOR MINERAL RESERVE GROWTH
•PUBLISHED FIFTH ANNUAL ESG AND SUSTAINABILITY REPORT

DENVER - SSR Mining Inc. (NASDAQ/TSX: SSRM, ASX: SSR) ("SSR Mining" or the “Company") reports consolidated financial results for the first quarter ended March 31, 2023. In addition, the Board of Directors declared a quarterly cash dividend of $0.07 per common share payable on June 12, 2023 to holders of record at the close of business on May 15, 2023. This dividend qualifies as an 'eligible dividend' for Canadian tax purposes.
Rod Antal, President and CEO of SSR Mining, said, “Our operating results for the first quarter of 2023 were well aligned to our expectations and have the Company on track for full-year consolidated production and cost guidance. We continue to expect a second half weighted production and free cash flow profile with sustaining capital spending across the portfolio progressively tapering off in the second half of the year.
During the quarter, we updated our three-year rolling guidance affirming a 700 thousand gold equivalent ounce production platform, a level that we expect to maintain over the remainder of the decade through modest Mineral Reserve conversion and growth within our existing portfolio. These expected production levels were supported by multiple initiatives during the quarter, including the commencement of stripping activities at Çakmaktepe Extension as we prepare for first production later this year and the purchase of new haul trucks at Marigold to support initial waste stripping at Red Dot. In addition, the positive exploration update from Puna provided yet another example of the robust global exploration pipeline that we expect will further support our long-term growth targets.
Overall, SSR Mining remains in a very strong position, supported by a robust balance sheet, significant capital returns, a number of valuation catalysts on the horizon as we further define Çöpler’s C2 expansion project and Marigold’s New Millennium target, and the expectation of improving production and free cash flow in the coming quarters.”

(1) The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted attributable net income per share, cash generated by operating activities before working capital adjustments, free cash flow, free cash flow before changes in working capital, net cash (debt), cash costs and AISC per ounce sold (a common measure in the mining industry), to manage and evaluate its operating performance at its mines. See "Cautionary Note Regarding Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation of these financial measures to the most comparable GAAP financial measures.

SSR Mining Inc.	PAGE 1

First Quarter 2023 Highlights (1):
(All figures are in U.S. dollars unless otherwise noted)
▪Operating performance in line with expectations: The Company reported first quarter 2023 production of 146,894 gold equivalent ounces at cost of sales of $1,289 per gold equivalent ounce and all-in sustaining costs (“AISC”) of $1,693 per gold equivalent ounce. As previously guided, the first quarter is expected to represent the lowest quarter of production for 2023. AISC in Q1 reflects the expected increased sustaining capital spend associated with the Seabee winter road and haul truck purchases at Marigold.
▪On track for full-year 2023 consolidated guidance: During the first quarter of 2023, the Company announced 2023 production guidance of 700 to 780 thousand gold equivalent ounces at consolidated cost of sales of $1,055 to $1,115 per gold equivalent ounce and AISC of $1,365 to $1,425 per gold equivalent ounce. In addition, SSR Mining’s three-year outlook highlighted a strong and stable production base of approximately 700 thousand gold equivalent ounces through 2025 without requiring significant capital investment. Full year projected production and cost expectations remain aligned with the existing consolidated guidance ranges.
▪Financial results: Attributable net income in the first quarter of 2023 was $29.8 million, or $0.14 per diluted share, and adjusted attributable net income was $21.3 million, or $0.10 per diluted share. For the three months ended March 31, 2023, operating cash flow was $3.0 million, or $90.9 million before working capital adjustments. Free cash flow was $(56.3) million, or $31.6 million before working capital adjustments. First quarter free cash flow reflects the aforementioned sustaining capital weighting, and as per initial guidance, free cash flow remains strongly weighted to the second half of 2023.
▪Robust capital returns program continues: During the first quarter, SSR Mining returned $19.6 million to shareholders, consisting of $14.4 million in dividends and $5.2 million in share repurchases. As of April 30, 2023, the Company had completed an additional $27.1 million in share repurchases, bringing the total shares repurchased in 2023 to $32.3 million at an average price of $15.06 per share. Since announcing the Normal Course Issuer Bid (“NCIB”) on June 20, 2022, the Company has purchased a total of 8.2 million shares for total returns of approximately $132.3 million, with capacity remaining to repurchase approximately 2.4 million additional shares ahead of the NCIB’s expiry on June 19, 2023. Since the start of 2021, the Company has returned approximately $400 million to shareholders through base dividends and the repurchase of approximately 17.0 million shares.
▪Resilient balance sheet: As of March 31, 2023, SSR Mining had a cash and cash equivalents balance of $561.8 million. Non-GAAP net cash totals $312.4 million as of March 31, 2023 and SSR Mining had total available liquidity of nearly $900 million.
▪Çöpler delivers steady operational performance; Çakmaktepe Extension on track for first production: Gold production was 55,074 ounces in the first quarter of 2023 at cost of sales of $1,287 per ounce and AISC of $1,420 per ounce. The sulfide plant delivered its second consecutive quarter at an average throughput rate of more than 8,000 tonnes per day. The Çakmaktepe Extension project remains on track to deliver first gold production in 2023, with initial waste stripping activity now underway.
▪Marigold production and costs in line with plan: Gold production was 51,979 ounces in the first quarter of 2023 at a cost of sales of $1,063 per ounce and AISC of $1,663 per ounce, reflecting $29.0 million in sustaining capital purchases, partially associated with haul truck purchases, in the quarter. Marigold remains on track for its full year sustaining capital budget of $81 million in 2023, with the majority of that spend expected in the first half of the year.
▪Successful winter road season at Seabee: Gold production was 15,768 ounces in the first quarter of 2023 at cost of sales of $1,385 per ounce and AISC of $2,207 per ounce. Plant throughput in the first quarter averaged approximately 1,250 tonnes per day, highlighting the ongoing success of continuous improvement initiatives at the site. However, underground mining was impacted by now-resolved equipment downtime that altered the mine sequencing schedule. Seabee incurred $13.1 million in sustaining capital in the first quarter, in line with plan and reflecting the first half weighted capital profile due to winter road deliveries
▪Puna continues to deliver strong performance: Silver production was 2.0 million ounces in the first quarter of 2023 at cost of sales of $19.67 per ounce of silver and AISC of $16.40 per ounce of silver. Throughput averaged more than 4,600 tonnes per day during the quarter.

SSR Mining Inc.	PAGE 2

▪Near-mine exploration results highlight potential Mineral Reserve growth at Puna: SSR Mining continued to showcase its global exploration platform with a positive update from Puna during the first quarter. The 2022 Puna exploration program focused on resource expansion, discovery and reconciliation drilling at Chinchillas and was the first exploration drilling completed at the property since 2016. The positive results highlight the potential for extensions to Puna’s current Mineral Reserve life.
▪2022 ESG and Sustainability Report: On April 14, 2023, the Company published its fifth annual ESG and Sustainability Report. The report provides a comprehensive overview of how SSR Mining manages sustainability across its business, and also details specific achievements in 2022 as well as the commitments the Company has made for 2023.

SSR Mining Inc.	PAGE 3

Financial and Operating Highlights
A summary of the Company's consolidated financial and operating results for the three months ended March 31, 2023 and March 31, 2022 are presented below:

			Three Months Ended
(in thousands of US dollars, except per share data)			March 31,
			2023	2022
Financial Results
Revenue			$314,614	$355,446
Cost of sales			$199,297	$153,520
Operating income			$36,985	$115,870
Net income			$29,004	$76,106
Net income attributable to shareholders of SSR Mining			$29,813	$67,563
Basic net income per share attributable to shareholders of SSR Mining			$0.14	$0.32
Diluted net income per share attributable to shareholders of SSR Mining			$0.14	$0.31
Adjusted attributable net income (2)			$21,274	$65,942
Adjusted basic attributable net income per share (2)			$0.10	$0.31
Adjusted diluted attributable net income per share (2)			$0.10	$0.30

Cash generated by (used in) operating activities before changes in working capital (2)			$90,869	$130,767
Cash generated by (used in) operating activities			$2,967	$62,187
Cash used in investing activities			$(51,881)	$(27,885)
Cash used in financing activities			$(38,189)	$(53,449)

Operating Results
Gold produced (oz)			122,821	157,011
Gold sold (oz)			126,111	157,179
Silver produced ('000 oz)			2,015	1,303
Silver sold ('000 oz)			2,382	1,760
Lead produced ('000 lb) (3)			11,361	7,303
Lead sold ('000 lb) (3)			13,370	10,212
Zinc produced ('000 lb) (3)			2,480	1,843
Zinc sold ('000 lb) (3)			3,687	3,129

Gold equivalent produced (oz) (4)			146,894	173,675
Gold equivalent sold (oz) (4)			154,557	179,692

Average realized gold price ($/oz sold)			$1,902	$1,879
Average realized silver price ($/oz sold)			$23.38	$24.08

Cost of sales per gold equivalent ounce sold (4)			$1,289	$854
Cash cost per gold equivalent ounce sold (2, 4)			$1,204	$775
AISC per gold equivalent ounce sold (2, 4)			$1,693	$1,093

Financial Position	March 31, 2023		December 31, 2022
Cash and cash equivalents	$	561,783	$	655,453
Current assets	$	1,342,308	$	1,376,435
Total assets	$	5,234,803	$	5,254,657
Current liabilities	$	250,962	$	279,252
Total liabilities	$	1,096,992	$	1,128,458
Working capital (5)	$	1,091,346	$	1,097,183
(2)The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted attributable net income per share, cash generated by operating activities before changes in working capital, cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. See “Non-GAAP Financial Measures” at the end of this press release for an explanation of these financial measures and a reconciliation of these financial measures to net income, cost of sales, and cash generated by operating activities, which are the most comparable GAAP financial measures.
(3)Data for lead production and sales relate only to lead in lead concentrate. Data for zinc production and sales relate only to zinc in zinc concentrate.
(4)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average London Bullion Market Association (“LBMA”) prices for the period. The Company does not include by-products in the gold equivalent ounce calculations.
(5)Working capital is defined as current assets less current liabilities.

SSR Mining Inc.	PAGE 4

Çöpler, Türkiye
(amounts presented on 100% basis)

	Three Months Ended
	March 31,
Operating Data	2023	2022
Gold produced (oz)	55,074	70,641
Gold sold (oz)	58,014	72,425

Ore mined (kt)	1,179	1,011
Waste removed (kt)	5,375	5,135
Total material mined (kt)	6,554	6,146
Strip ratio	4.6	5.1

Ore stacked (kt)	188	63
Gold grade stacked (g/t)	1.22	0.78

Ore milled (kt)	724	645
Gold mill feed grade (g/t)	2.47	3.32
Gold recovery (%)	87.7	87.0

Average realized gold price ($/oz sold)	$1,890	$1,873
Cost of sales ($/oz gold sold)	$1,287	$864
Cash costs ($/oz gold sold) (6)	$1,272	$844
AISC ($/oz gold sold) (6)	$1,420	$955
(6)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Çöpler. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.
For the three months ended March 31, 2023 and 2022, Çöpler produced 55,074 and 70,641 ounces of gold, respectively. Lower production for the three months ended March 31, 2023, as compared to the prior year, is mainly due to planned lower grade sulfide ore milled. First quarter 2023 cost of sales of $1,287 per ounce and AISC of $1,420 per ounce were in line with expectations.
Çöpler is on track to meet 2023 production guidance of 240,000 to 270,000 ounces of gold at mine site cost of sales of $1,070 to $1,100 per payable ounce and AISC of $1,245 to $1,295 per payable ounce. Ҫӧpler’s production profile remains approximately 55% weighted to the second half of 2023. The Çakmaktepe Extension project remains on track to achieve first production within 2023, with initial waste stripping activities now underway. The C2 expansion project continues to progress towards a pre-feasibility study, including maiden Mineral Reserves and updated Mineral Resources, anticipated in the fourth quarter of 2023.

SSR Mining Inc.	PAGE 5

Marigold, USA

	Three Months Ended
	March 31,
Operating Data	2023	2022
Gold produced (oz)	51,979	33,788
Gold sold (oz)	51,297	36,954

Ore mined (kt)	5,367	4,820
Waste removed (kt)	17,029	19,788
Total material mined (kt)	22,396	24,608
Strip ratio	3.2	4.1

Ore stacked (kt)	5,367	4,820
Gold grade stacked (g/t)	0.42	0.39

Average realized gold price ($/oz sold)	$1,913	$1,821
Cost of sales ($/oz gold sold)	$1,063	$1,048
Cash costs ($/oz gold sold) (7)	$1,066	$1,048
AISC ($/oz gold sold) (7)	$1,663	$1,564
(7)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Marigold. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.
For the three months ended March 31, 2023 and 2022, Marigold produced 51,979 and 33,788 ounces of gold, respectively. During the first quarter of 2023, Marigold reported cost of sales of $1,063 per ounce and AISC of $1,663 per ounce. First quarter AISC reflects the expected first-half weighted sustaining capital spend profile, with $29 million of Marigold’s $81 million in 2023 sustaining capital guidance incurred during the quarter.
Marigold is on track for 2023 production guidance of 260,000 to 290,000 ounces of gold at mine site cost of sales of $1,000 to $1,030 per payable ounce and AISC of $1,315 to $1,365 per ounce. For the full year, production remains 60 to 70% weighted to the second half of 2023, including a peak in the third quarter. Marigold’s cost profile is expected to largely reflect the 2023 production profile, with first half costs above the full-year guidance range and the lowest cost periods in the third and fourth quarters. In the first quarter, Marigold stacked competent ore that is typical for the mine, helping support shorter leach cycles as compared to 2022.

SSR Mining Inc.	PAGE 6

Seabee, Canada

	Three Months Ended
	March 31,
Operating Data	2023	2022
Gold produced (oz)	15,768	52,582
Gold sold (oz)	16,800	47,800

Ore mined (kt)	99	103

Ore milled (kt)	112	95
Gold mill feed grade (g/t)	4.60	17.77
Gold recovery (%)	96.1	98.6

Average realized gold price ($/oz sold)	$1,910	$1,860
Cost of sales ($/oz gold sold)	$1,385	$343
Cash costs ($/oz gold sold) (8)	$1,386	$344
AISC ($/oz gold sold) (8)	$2,207	$596
(8)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Seabee. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.
For the three months ended March 31, 2023 and 2022, Seabee produced 15,768 and 52,582 ounces of gold, respectively, with lower production in the first quarter of 2023 primarily a result of lower grade ore milled. Processed grades during the first quarter of 2023 were impacted by now-resolved equipment downtime that altered the mine sequencing schedule. Processing plant throughput in the first quarter averaged approximately 1,250 tonnes per day, demonstrating the ongoing success of continuous improvement initiatives in the Seabee processing plant.
During the first quarter of 2023, Seabee reported cost of sales of $1,385 per ounce and AISC of $2,207 per ounce. As guided, sustaining capital spend at Seabee is concentrated in the first half of the year as a result of the winter road season. Seabee’s production remains 55% weighted to the second half of the year, as processed grades are expected to trend back in line with Seabee’s Mineral Reserve grade over the full year.

SSR Mining Inc.	PAGE 7

Puna, Argentina

	Three Months Ended
	March 31,
Operating Data	2023	2022
Silver produced ('000 oz)	2,015	1,303
Silver sold ('000 oz)	2,382	1,760
Lead produced ('000 lb)	11,361	7,303
Lead sold ('000 lb)	13,370	10,212
Zinc produced ('000 lb)	2,480	1,843
Zinc sold ('000 lb)	3,687	3,129
Gold equivalent sold ('000 oz) (9)	28,446	22,513

Ore mined (kt)	349	347
Waste removed (kt)	1,984	2,078
Total material mined (kt)	2,333	2,425
Strip ratio	5.7	6.0

Ore milled (kt)	415	373
Silver mill feed grade (g/t)	157.4	114.4
Lead mill feed grade (%)	1.32	0.97
Zinc mill feed grade (%)	0.44	0.44
Silver mill recovery (%)	96.0	92.8
Lead mill recovery (%)	94.4	91.6
Zinc mill recovery (%)	62.0	44.0

Average realized silver price ($/oz sold)	$23.38	$24.08
Cost of sales ($/oz sold)	$19.67	$20.34
Cash costs ($/oz silver sold) (10)	$14.41	$13.06
AISC ($/oz silver sold) (10)	$16.40	$14.67
(9)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations.
(10)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of silver sold to manage and evaluate operating performance at Puna. See "Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.
For the three months ended March 31, 2023 and 2022, Puna produced 2.0 million and 1.3 million ounces of silver, respectively. The year-over-year increase is primarily driven by improved ore grades and tonnes processed in the first quarter of 2023. During the first quarter of 2023, Puna reported cost of sales of $19.67 per ounce of silver sold and AISC of $16.40 per ounce of silver sold.
Puna remains on track to meet 2023 production guidance of 8.0 to 9.0 million ounces of silver at mine site cost of sales of $18.00 to $19.50 per payable ounce and AISC of $16.25 to $17.75 per payable ounce. Production remains 50 to 55% weighted to the second half of 2023, driven largely by grades that peak in the third quarter. Cost of sales and AISC are expected to be highest in the first half of 2023, including a peak in the second quarter, reflecting the site-level capital spend profile.

SSR Mining Inc.	PAGE 8

Conference Call Information
This news release should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the U.S. Securities and Exchange Commission (the “SEC”) and available on the SEC website at www.sec.gov or www.ssrmining.com.

▪Conference call and webcast: Thursday, May 4, 2023, at 5:00 pm EDT.

Toll-free in U.S. and Canada:	+1 (800) 319-4610
All other callers:	+1 (604) 638-5340
Webcast:	‘http://ir.ssrmining.com/investors/events

▪The conference call will be archived and available on our website. Audio replay will be available for two weeks by calling:

Toll-free in U.S. and Canada:	‘+1 (855) 669-9658, replay code 9958
All other callers:	‘+1 (412) 317-0088, replay code 9958

Dividend Declaration
On May 4, 2023 the Board of Directors declared a quarterly cash dividend of $0.07 per common share, payable on June 12, 2023 to holders of record at the close of business on May 15, 2023. This dividend qualifies as an 'eligible dividend' for Canadian income tax purposes.
The dividend payment applies to holders of SSR Mining’s common shares, which trade on the Toronto Stock Exchange and the Nasdaq under the symbol SSRM, and to holders of its CHESS Depositary Interests ("CDIs"), which trade on the Australian Securities Exchange under the symbol SSR. Each CDI confers a beneficial interest in one common share. Therefore, CDI holders are entitled to a dividend calculated on the same basis as the holders of SSR Mining’s common shares.
SSR Mining has sought and been granted a temporary waiver of certain of the ASX Settlement Operating Rules. Under the authority of the waiver, the processing of conversions of common shares to CDIs, or CDIs to common shares, lodged on or after or after May 12, 2023, will be deferred until after the record date of May 15, 2023. The key dates with respect to the dividend are as follows:

Last date for processing requests to convert CDIs into common shares and to convert common shares into CDIs before the record date for the dividend	May 11, 2023
CDIs trade on the ASX on an ex‐dividend basis	May 12, 2023
Common shares trade on the TSX and Nasdaq on an ex‐dividend basis	May 12, 2023
Record date for the dividend	May 15, 2023
Processing recommences for requests to convert CDIs into common shares and to convert common shares into CDIs	May 16, 2023
Common share dividend payment date (in Canada and the United States)	June 12, 2023
Payment of dividend to CDI holders (in Australia)	June 13, 2023
Payments to Canadian shareholders will be made in Canadian dollars based on the exchange rate on the record date as reported by the Bank of Canada. Payments to other shareholders will be made in U.S. dollars. For CDI holders, payments will be made in Australian dollars, and it is expected to be based on the prevailing exchange rate sourced from the wholesale foreign exchange market on or around 5 business days after the record date.

SSR Mining Inc.	PAGE 9

About SSR Mining
SSR Mining Inc. is a leading, free cash flow focused gold company with four producing operations located in the USA, Türkiye, Canada, and Argentina, combined with a global pipeline of high-quality development and exploration assets. Over the last three years, the four operating assets combined have produced on average more than 700,000 gold-equivalent ounces annually. SSR Mining is listed under the ticker symbol SSRM on the NASDAQ and the TSX, and SSR on the ASX.

SSR Mining Contacts:
F. Edward Farid, Executive Vice President, Chief Corporate Development Officer
Alex Hunchak, Director, Corporate Development and Investor Relations

SSR Mining Inc.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046

To receive SSR Mining’s news releases by e-mail, please register using the SSR Mining website at www.ssrmining.com.

SSR Mining Inc.	PAGE 10

Cautionary Note Regarding Forward-Looking Information and Statements:

Except for statements of historical fact relating to us, certain statements contained in this news release constitute forward-looking information, future oriented financial information, or financial outlooks (collectively “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information may be contained in this document and our other public filings. Forward-looking information relates to statements concerning our outlook and anticipated events or results and, in some cases, can be identified by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “projects”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not historical facts.

Forward-looking information and statements in this news release are based on certain key expectations and assumptions made by us. Although we believe that the expectations and assumptions on which such forward-looking information and statements are based are reasonable, undue reliance should not be placed on the forward-looking information and statements because we can give no assurance that they will prove to be correct. Forward-looking information and statements are subject to various risks and uncertainties which could cause actual results and experience to differ materially from the anticipated results or expectations expressed in this news release. The key risks and uncertainties include, but are not limited to: local and global political and economic conditions; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof; developments with respect to the COVID-19 pandemic, including the duration, severity and scope of the pandemic and potential impacts on mining operations; and other risk factors detailed from time to time in our reports filed with the Securities and Exchange Commission on EDGAR and the Canadian securities regulatory authorities on SEDAR.

Forward-looking information and statements in this news release include any statements concerning, among other things: forecasts and outlook; preliminary cost reporting in this document; timing, production, operating, cost, and capital expenditure guidance; our operational and development targets and catalysts and the impact of any suspensions on operations; the results of any gold reconciliations; the ability to discover additional oxide gold ore; the generation of free cash flow and payment of dividends; matters relating to proposed exploration; communications with local stakeholders; maintaining community and government relations; negotiations of joint ventures; negotiation and completion of transactions; commodity prices; Mineral Resources, Mineral Reserves, conversion of Mineral Resources, realization of Mineral Reserves, and the existence or realization of Mineral Resource estimates; the development approach; the timing and amount of future production; the timing of studies, announcements, and analysis; the timing of construction and development of proposed mines and process facilities; capital and operating expenditures; economic conditions; availability of sufficient financing; exploration plans; receipt of regulatory approvals; expectations regarding COVID-19, its ongoing impact on us and any interruptions it may cause on our operations; renewal of NCIB program; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, environmental, regulatory, and political matters that may influence or be influenced by future events or conditions.

Such forward-looking information and statements are based on a number of material factors and assumptions, including, but not limited in any manner to, those disclosed in any other of our filings on EDGAR and SEDAR, and include: the inherent speculative nature of exploration results; the ability to explore; communications with local stakeholders; maintaining community and governmental relations; status of negotiations of joint ventures; weather conditions at our operations; commodity prices; the ultimate determination of and realization of Mineral Reserves; existence or realization of Mineral Resources; the development approach; availability and receipt of required approvals, titles, licenses and permits; sufficient working capital to develop and operate the mines and implement development plans; access to adequate services and supplies; foreign currency exchange rates; interest rates; access to capital markets and associated cost of funds; availability of a qualified work force; ability to negotiate, finalize, and execute relevant agreements; lack of social opposition to our mines or facilities; lack of legal challenges with respect to our properties; the timing and amount of future production; the ability to meet production, cost, and capital expenditure targets; timing and ability to produce studies and analyses; capital and operating expenditures; economic conditions; availability of sufficient financing; the ultimate ability to mine, process, and sell mineral products on economically favorable terms; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, geopolitical, regulatory and political factors that may influence future events or conditions. While we consider these factors and assumptions to be reasonable based on information currently available to us, they may prove to be incorrect.

The above list is not exhaustive of the factors that may affect any of the Company’s forward-looking information. You should not place undue reliance on forward-looking information and statements. Forward-looking information and statements are only predictions based on our current expectations and our projections about future events. Actual results may vary from such forward-looking information for a variety of reasons including, but not limited to, risks and uncertainties disclosed in our filings on our website at www.ssrmining.com, on SEDAR at www.sedar.com, on EDGAR at www.sec.gov and on the ASX at www.asx.com.au and other unforeseen events or circumstances. Other than as required by law, we do not intend, and undertake no obligation to update any forward-looking information to reflect, among other things, new information or future events. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

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Cautionary Note to U.S. Investors

This news release includes terms that comply with reporting standards in Canada under National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), including the terms “Mineral Reserves” and “Mineral Resources”. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The standards of NI 43-101 differ significantly from the requirements of the SEC. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made in accordance with U.S. standards.

Cautionary Note Regarding Non-GAAP Financial Measures

We have included certain non-GAAP financial measures to assist in understanding the Company’s financial results. The non-GAAP financial measures are employed by us to measure our operating and economic performance and to assist in decision-making, as well as to provide key performance information to senior management. We believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors and other stakeholders will find this information useful to evaluate our operating and financial performance; however, these non-GAAP performance measures do not have any standardized meaning. These performance measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Our definitions of our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be read in conjunction with our consolidated financial statements.

Cash costs, AISC per ounce sold, adjusted attributable net income (loss), free cash flow, and net cash are Non-GAAP Measures with no standardized definition under U.S GAAP.

Non-GAAP Measure – Net Cash and Liquidity
Net cash and net debt are used by management and investors to measure the Company's underlying operating performance. The Company believes that net cash is a useful measure for shareholders as it helps evaluate the strength of liquidity and available cash.

The following table provides a reconciliation of cash and cash equivalents to net cash:

	As of
(in thousands)	March 31, 2023	December 31, 2022
Cash and cash equivalents	$561,783	$655,453
Restricted cash	$34,029	$33,653
Total Cash	$595,812	$689,106

Short and Long Term Portion of Term Loan	$52,500	$70,000
Face Value of 2019 Convertible Note	$230,000	$230,000
Other Debt	$894	$1,797
Total Debt	$283,394	$301,797

Net Cash (Debt)	$312,418	$387,309

In addition to net cash and net debt, the Company also uses Total Liquidity to measure its financial position. Total Liquidity is calculated as Cash and cash equivalents plus Restricted cash and borrowing capacity under current revolving credit facilities, including accordion features. As of March 31, 2023, no borrowings were outstanding on the Company’s $200.0 million credit facility with a $100.0 million accordion feature.

The following table provides a reconciliation of Cash and cash equivalents to Total Liquidity:

	As of
(in thousands)	March 31, 2023	December 31, 2022
Cash and cash equivalents	$561,783	$655,453
Restricted cash	$34,029	$33,653
Total Cash	$595,812	$689,106
Borrowing capacity on credit facility	$200,000	$200,000
Borrowing capacity on accordion feature of credit facility	$100,000	$100,000
Total Liquidity	$895,812	$989,106

SSR Mining Inc.	PAGE 12

Non-GAAP Measure - Cash Costs and AISC
The Company uses cash costs per ounce of precious metals sold to monitor its operating performance internally. The most directly comparable measure prepared in accordance with GAAP is Cost of sales. The Company believes this measure provides investors and analysts with useful information about its underlying cash costs of operations and the impact of by-product credits on its cost structure. The Company also believes it is a relevant metric used to understand its operating profitability and ability to generate cash flow. When deriving the cost of sales associated with an ounce of precious metal, the Company includes by-product credits. Thereby allowing management and other stakeholders to assess the net costs of gold and silver production. In calculating cash costs per ounce, the Company also excludes the impact of specific items that are significant, but not reflective of its underlying operations.

AISC includes total Cost of sales incurred at the Company's mining operations, which forms the basis of cash costs. Additionally, the Company includes sustaining capital expenditures, sustaining mine-site exploration and evaluation costs, reclamation cost accretion and amortization, and general and administrative expenses. This measure seeks to reflect the ongoing cost of gold and silver production from current operations; therefore, expansionary capital and non-sustaining expenditures are excluded. Certain other cash expenditures, including tax payments and financing costs are also excluded.

The Company believes that AISC represents the total costs of producing gold and silver from current operations and provides the Company and other stakeholders with additional information about its operating performance and ability to generate cash flows. It allows the Company to assess its ability to support capital expenditures and to sustain future production from the generation of operating cash flows.

When deriving the number of ounces of precious metal sold, the Company considers the physical ounces available for sale after the treatment and refining process, commonly referred to as payable metal, as this is what is sold to third parties.

SSR Mining Inc.	PAGE 13

The following tables provide a reconciliation of cost of sales to cash costs and AISC:

	Three Months Ended March 31, 2023
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP)	$74,646	$54,541	$23,265	$46,845	$—	$199,297
By-product credits	$(867)	$(36)	$(10)	$(18,014)	$—	$(18,927)
Treatment and refining charges	$—	$183	$30	$5,498	$—	$5,711
Cash costs (non-GAAP)	$73,779	$54,688	$23,285	$34,329	$—	$186,081
Sustaining capital expenditures	$6,703	$29,016	$13,135	$2,829	$—	$51,683
Sustaining exploration and evaluation expense	$761	$960	$—	$1,071	$—	$2,792
Reclamation cost accretion and amortization	$427	$646	$655	$765	$—	$2,493
General and administrative expense and stock-based compensation expense	$736	$—	$—	$52	$17,753	$18,541
Total AISC (non-GAAP)	$82,406	$85,310	$37,075	$39,046	$17,753	$261,590

Gold sold (oz)	58,014	51,297	16,800	—	—	126,111
Silver sold (oz)	—	—	—	2,381,540	—	2,381,540
Gold equivalent sold (oz) (11)	58,014	51,297	16,800	28,446	—	154,557

Cost of sales per gold ounces sold	1,287	1,063	1,385	N/A	N/A	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	19.67	N/A	N/A
Cost of sales per gold equivalent ounce sold	1,287	1,063	1,385	1,647	N/A	1,289
Cash cost per gold ounce sold	1,272	1,066	1,386	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	14.41	N/A	N/A
Cash cost per gold equivalent ounce sold	1,272	1,066	1,386	1,207	N/A	1,204
AISC per gold ounce sold	1,420	1,663	2,207	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	16.40	N/A	N/A
AISC per gold equivalent ounce sold	1,420	1,663	2,207	1,373	N/A	1,693

	Three Months Ended March 31, 2022
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Production costs (GAAP)	$62,584	$38,735	$16,410	$35,791	$—	$153,520
By-product credits	$(1,464)	$(41)	$(35)	$(16,734)	$—	$(18,274)
Treatment and refining charges	$—	$36	$89	$3,933	$—	$4,058
Cash costs (non-GAAP)	$61,120	$38,730	$16,464	$22,990	$—	$139,304
Sustaining capital expenditures	$6,376	$18,235	$11,875	$2,212	$—	$38,698
Sustaining exploration and evaluation expense	$382	$317	$—	$50	$—	$749
Reclamation cost accretion and amortization	$395	$513	$141	$431	$—	$1,480
General and administrative expense and stock-based compensation expense	$914	$—	$3	$148	$15,174	$16,239
Total AISC (non-GAAP)	$69,187	$57,795	$28,483	$25,831	$15,174	$196,470

Gold sold (oz)	72,425	36,954	47,800	—	—	157,179
Silver sold (oz)	—	—	—	1,760,387	—	1,760,387
Gold equivalent sold (oz) (11)	72,425	36,954	47,800	22,513	—	179,692

Cost of sales per gold ounces sold	864	1,048	343	N/A	N/A	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	20.33	N/A	N/A
Cost of sales per gold equivalent ounce sold	864	1,048	343	1,590	N/A	854
Cash cost per gold ounce sold	844	1,048	344	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	13.06	N/A	N/A
Cash cost per gold equivalent ounce sold	844	1,048	344	1,021	N/A	775
AISC per gold ounce sold	955	1,564	596	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	14.67	N/A	N/A
AISC per gold equivalent ounce sold	955	1,564	596	1,147	N/A	1,093
(11)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations. Gold equivalent ounces sold may not add based on amounts presented in this table due to rounding.

SSR Mining Inc.	PAGE 14

The following tables provide a reconciliation of production costs to cash costs and AISC used in our 2023 guidance announced in a news release dated February 9, 2023:

(operating guidance 100% basis) (12)		Çöpler	Marigold	Seabee	Puna	Corporate	Total
Gold Production	koz	240 — 270	260 — 290	100 — 110	—	—	600 — 670
Silver Production	Moz	—	—	—	8.0 — 9.0	—	8.0 — 9.0
Gold Equivalent Production	koz	240 — 270	260 — 290	100 — 110	100 — 110	—	700 — 780
Gold Sold	koz	240 — 270	260 — 290	100 — 110	—	—	600 — 670
Silver Sold	Moz	—	—	—	8.0 — 9.0	—	8.0 — 9.0
Gold Equivalent Sold	koz	240 — 270	260 — 290	100 — 110	100 — 110	—	700 — 780

Cost of Sales (GAAP) (13)	$M	265 — 290	270 — 290	78 — 88	150 — 160	—	763 — 828
By-Product Credits + Treatment & Refining Costs	$M	(2)	—	—	(32)	—	(34)
Cash Cost (non-GAAP)	$M	263 — 288	270 — 290	78 — 88	118 — 128	—	729 — 794
Sustaining Capital Expenditures (14)	$M	45	81	33	15	—	174
Sustaining Exploration Expenditures	$M	4	6	—	3	—	13
Reclamation Cost Accretion & Amortization	$M	2	2	4	2	—	10
General & Administrative	$M	—	—	—	—	68 — 73	68 — 73
All-In Sustaining Cost (non-GAAP)	$M	314 — 339	359 — 379	115 — 125	138 — 148	68 — 73	994 — 1,064

Cost of Sales per Ounce (GAAP) (15)	$/oz	1,070 — 1,100	1,000 — 1,030	810 — 840	18.00 — 19.50	—	1,055 — 1,115
Cash Cost per Ounce (non-GAAP) (15)	$/oz	1,060 — 1,090	1,000 — 1,030	810 — 840	14.00 — 15.50	—	1,015 — 1,075
All-In Sustaining Cost per Ounce (non-GAAP) (15)	$/oz	1,245 — 1,295	1,315 — 1,365	1,160 — 1,210	16.25 — 17.75	—	1,365 — 1,425

Growth Capital Expenditures	$M	40	—	2	—	—	42
Growth Exploration and Resource Development Expenditures (16)	$M	27	20	21	5	9	81
Total Growth Capital	$M	67	20	23	5	9	123
(12)Figures may not add due to rounding. Figures are reported on a 100% basis. Çöpler is 80% owned by SSR Mining.
(13)Excludes depreciation, depletion, and amortization.
(14)Excludes sustaining exploration and evaluation expenditures. Includes approximately $9 million in lease payments at Çöpler. Includes $19 million in underground mine development at Seabee.
(15)Çöpler, Marigold and Seabee costs per ounce based on gold ounces sold; Puna costs per ounce based on silver ounces sold. Gold equivalent ounces sold are used in the calculation for total costs per ounce.
(16)Growth exploration and resource development expenditures are shown on a 100% basis, of which SSR Mining attributable amount totals $76 million.

SSR Mining Inc.	PAGE 15

Non-GAAP Measure - Adjusted Attributable Net Income (loss)
Adjusted attributable net income (loss) and adjusted attributable net income (loss) per share are used by management to measure the Company's underlying operating performance. We believe this measure is also useful for shareholders to assess the Company’s operating performance. The most directly comparable financial measures prepared in accordance with GAAP are Net income (loss) attributable to shareholders of SSR Mining and Net income (loss) per share attributable to shareholders of SSR Mining. Adjusted attributable net income (loss) is defined as net income (loss) adjusted to exclude the after-tax impact of specific items that are significant, but not reflective of the Company's underlying operations, including impairment charges; inflationary impacts on tax balances; transaction, integration, and SEC conversion expenses; and other non-recurring items.

The following table provides a reconciliation of Net income (loss) attributable to shareholders of SSR Mining to adjusted net income (loss) attributable to shareholders of SSR Mining:

	Three Months Ended
(in thousands of US dollars, except per share data)	March 31,
	2023	2022
Net income attributable to shareholders of SSR Mining (GAAP)	$29,813	$67,563
Interest saving on convertible notes, net of tax	$1,221	$1,215
Net income used in the calculation of diluted net income per share	$31,034	$68,778

Weighted-average shares used in the calculation of net income and adjusted net income per share
Basic	206,778	212,423
Diluted	219,403	224,736

Net income per share attributable to common stockholders (GAAP)
Basic	$0.14	$0.32
Diluted	$0.14	$0.31

Adjustments:
Foreign exchange loss (gain)	$—	$3,287
SEC conversion	$—	$1,217
Change in fair value of marketable securities	$(1,866)	$923
Loss (gain) on sale of mineral properties, plant and equipment	$240	$584
Income tax impact related to above adjustments	$139	$(708)
Foreign exchange (gain) loss and inflationary impacts on tax balances	$(9,153)	$(6,924)
Other tax adjustments (17)	$2,101	$—
Adjusted net income attributable to equity holders of SSR Mining (Non-GAAP)	$21,274	$65,942

Adjusted net income per share attributable to SSR Mining shareholders (Non-GAAP)
Basic	$0.10	$0.31
Diluted	$0.10	$0.30
(17)Represents charges related to tax settlements, an uncertain tax position and a one-time tax imposed by Türkiye to fund earthquake recovery efforts.

SSR Mining Inc.	PAGE 16

Non-GAAP Measure - Free Cash Flow
The Company uses free cash flow, cash flow from operating activities before changes in working capital, and free cash flow before changes in working capital to supplement information in its condensed consolidated financial statements. The most directly comparable financial measures prepared in accordance with GAAP is cash provided by operating activities. The Company believes that in addition to conventional measures prepared in accordance with US GAAP, certain investors and analysts use this information to evaluate the ability of the Company to generate cash flow after capital investments and build the Company's cash resources. The Company calculates free cash flow by deducting cash capital spending from cash generated by operating activities.

The following table provides a reconciliation of cash provided by operating activities to free cash flow:

	Three Months Ended
(in thousands of US dollars, except per share data)	March 31,
	2023	2022
Net cash provided by operating activities (GAAP)	$2,967	$62,187
Expenditures on mineral properties, plant, and equipment	$(59,242)	$(34,492)
Free cash flow (non-GAAP)	$(56,275)	$27,695

Starting in this period, we are presenting operating cash flow before working capital adjustments and free cash flow before working capital adjustments as non-GAAP cash flow measures to supplement our operating cash flow and free cash flow (non-GAAP) measures. We believe presenting both operating cash flow and free cash flow before working capital adjustments, which reflects an exclusion of net changes in operating assets and liabilities, will be useful for investors because it presents cash flow that is actually generated from the continuing business. The Company calculates cash flow from operating activities before changes in working capital by adjusting cash provided by operating activities by the net change in operating assets and liabilities. The Company also calculates free cash flow before changes in working capital by deducting cash capital spending from cash flow from operating activities before changes in working capital.

The following table provides a reconciliation of cash provided by operating activities to free cash flow before changes in working capital:

	Three Months Ended
(in thousands of US dollars, except per share data)	March 31,
	2023	2022
Net cash provided by operating activities (GAAP)	$2,967	$62,187
Net change in operating assets and liabilities	$87,902	$68,580
Cash generated by (used in) operating activities before changes in working capital (non-GAAP)	$90,869	$130,767
Expenditures on mineral properties, plant, and equipment	$(59,242)	$(34,492)
Free cash flow before changes in working capital (non-GAAP)	$31,627	$96,275

SSR Mining Inc.	PAGE 17